Exhibit 99.2

FISCAL 2017 FOURTH QUARTER CONFERENCE CALL TRANSCRIPT

August 21, 2017 / 05:00 PM EDT

On August 21, 2017, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2017 fourth quarter, ended June 30, 2017. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Michael J. Alkire Premier, Inc. – COO

Craig S. McKasson Premier, Inc. – CFO and Senior VP

Susan D. DeVore Premier, Inc. – CEO, President & Director

CONFERENCE CALL PARTICIPANTS

Richard Collamer Close Canaccord Genuity Limited, Research Division – MD and Senior Analyst

Ryan Scott Daniels William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Lisa Christine Gill JP Morgan Chase & Co, Research Division – Senior Publishing Analyst

Michael Aaron Cherny UBS Investment Bank, Research Division – Executive Director and Healthcare Technology and Distribution Analyst

Steven J. James Valiquette BofA Merrill Lynch, Research Division - MD

Donald Houghton Hooker KeyBanc Capital Markets Inc., Research Division – VP and Equity Research Analyst

Sean Wilfred Dodge Jeffries LLC, Research Division – Equity Analyst

Eric White Coldwell Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

Nicholas Michael Jansen Raymond James & Associates, Inc., Research Division - Analyst

Sean William Wieland Piper Jaffray Companies, Research Division – MD and Senior Research Analyst

Alexander Yearley Draper SunTrust Robinson Humphrey, Inc., Research Division – MD and Senior Analyst

Mohan A. Naidu Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

James John Stockton Wells Fargo Securities, LLC, Research Division – Director and Senior Equity Research Analyst

Erin Elizabeth Wilson Wright Crédit Suisse AG, Research Division – Director and Senior Equity Research Analyst

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

PRESENTATION

•	Operator - -

Good day, ladies and gentlemen, and welcome to the Premier, Inc. Full Year 2017 Fourth Quarter Financial Results and Conference Call. (Operator Instructions) As a reminder, this conference may be recorded.

It is now my pleasure to hand the conference over to Mr. Jim Storey, Investor Relations. Sir, you may begin.

•	James R. Storey - Premier, Inc. - VP of IR

Thank you, Brian, and welcome, everyone, to Premier’s Fiscal 2017 Fourth Quarter Conference Call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance, provide an operations update and introduce our financial guidance for fiscal 2018.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2017 annual report on Form 10-K, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation, and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

Thanks, Jim, and welcome, everyone, to our fiscal fourth quarter conference call. I’ll begin today with a review of our full year and fourth quarter performance and spotlight the opportunities we see in the marketplace. Mike will provide an update on our operations, and Craig will walk through the fourth quarter financials and discuss 2018 guidance in more detail.

Fiscal 2017 marks our fourth year of strong and consistent growth as a public company.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

Operationally, we strengthened and expanded our core offerings through both internal development and acquisitions. Financially, we delivered growth through the diverse revenue drivers inherent in our multi-faceted business model.

We capped the year with a good fourth quarter, producing results that confirmed our revised outlook for the back half of the fiscal year. Of particular note, our Performance Services segment delivered very strong year-over-year revenue growth in the fourth quarter, driven by revenue associated with the implementation of large cost and clinical transformation engagements. And we made solid progress against some of the headwinds discussed last quarter impacting Acro Pharmaceuticals, which delivered fourth quarter revenues that exceeded our revised expectations.

So let’s review a few of our accomplishments for the fiscal year. We expanded our member base, ending the year with approximately 3,900 hospitals and health systems and approximately 150,000 other providers and organizations. We increased supply chain spend running through our GPO contracts to more than $56 billion, up from approximately $48 billion for the prior year. We achieved a 99% retention rate in our group purchasing business and a 95% SaaS institutional renewal rate in Performance Services. Both rates are higher than last year, and the SaaS rate is the highest since we’ve been public.

Financially, we delivered 25% year-over-year growth in consolidated net revenue, 14% growth in non-GAAP adjusted EBITDA and a 17% increase in non-GAAP adjusted fully distributed earnings per share. Supply Chain Services net revenue rose 33% year-over-year, driven by 12% growth in net administrative fees revenue and a 64% increase in products revenue, with growth in both businesses augmented by acquisitions.

In Performance Services, revenue increased 6% year-over-year, comprised of 7% growth in Advisory Services and 6% growth in our informatics and technology business. We continue to generate significant non-GAAP free cash flow, which grew 13% over a year ago. We also continue to maintain a strong balance sheet, which we believe provides us with the ongoing flexibility to drive future growth in this dynamically changing environment.

Looking at our capital deployment strategy, we completed two strategic acquisitions during the year. We internally developed and introduced system-wide analytics solutions, PremierConnect Service Line Analytics and our Clinician Performance Management solution suite, both of which are receiving good uptake from our member channel. And we settled a portion of our quarterly member owner share exchanges for cash.

During the year, we also garnered top performer ratings across five categories in the 2017 Best in KLAS Software & Services Report, further validating our market leadership.

And in keeping with our mission to improve the health of communities, last month, we launched a national opioid safety pilot through our CMS-sponsored Hospital Improvement Innovation Network. The program is in partnership with the American Society of Anesthesiologists and seeks to measurably improve post-operative pain management by providers, clinicians and patients and their families.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

To summarize the year, we continued deliver highly differentiated value through our diversified business model that spans Supply Chain Services, pharmacy, SaaS informatics products, integrated analytics, Advisory Services and performance improvement collaboratives. All of these solutions are designed to help health care providers better manage costs, improve quality and safety, and prepare for and implement value-based care programs. We continued to expand our value-creating capabilities to serve our members today and into the future, resulting in financial growth for the company this year and fostering long-term stockholder value.

We believe the strong relationships we enjoy with our member base are clearly evident in the high member retention and renewal rates. Most of our member owners have long and loyal relationships with Premier, now averaging 18 years, and we remain confident that the ongoing GPO contract renewal process will continue to proceed smoothly.

As most of you are aware, the majority of our member owners signed five-year group purchasing agreements when we went public in October 2013. The renewal date for these agreements is October 1, 2018. And unless otherwise notified before this coming October 1, these agreements will automatically renew for another five years through September 2023.

During our Investor Day in May, we noted that approximately 25% of the net administrative fees revenue generated from our member owners was either already extended or initially had terms beyond the five-year contract period. Since then, our management team has engaged in strategic discussions with a significant number of our member owners. We’ve talked about the total value that we’re delivering, our working relationship, our past performance and future strategies to achieve additional cost savings, improve quality and safety, and leverage future opportunities. We believe these meetings have gone exceptionally well. In fact, most of the member owners with whom we have met have already indicated their intent to auto-renew at similar economics.

To date, these extensions and indications of auto-renewal now account for more than 60% of the member owner net administrative fee revenue. Including nonmember owner revenue, this translates to approximately 70% of total net administrative fees revenue that has now been addressed with terms or commitments outside or beyond the five-year renewal process.

We look forward to additional member owner meetings over the next several weeks and months, and we expect this process to conclude with the vast majority of our member owners renewing and/or extending their contracts at similar economics.

So we’re feeling very good about the contract renewal process. We’re also excited about the ongoing new business opportunities in this rapidly evolving marketplace. One such area involves the opportunity we continue to see with academic health systems. We’re in the process of establishing a collaborative of existing academic members and new academics that we’ve been recruiting. Mike will discuss that in detail in a few more minutes.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

Looking at the year ahead, we believe Premier remains well positioned in our industry and well positioned for long-term growth. We are operating in an evolving and somewhat uncertain environment, fueled in large part by the lack of clarity surrounding potential changes to the Affordable Care Act.

Our guidance for fiscal 2018 reflects management’s expectations of consistent growth across our businesses in this environment, and it’s very much in line with the initial outlook we provided at Investor Day three months ago. Craig will discuss guidance and our underlying assumptions shortly.

So we move forward in partnership with our members to transform and improve health care delivery in our country, and we also believe that the broad market movement to value-based care is continuing. We are focused on delivering new technologies and integrated solutions that will continue to differentiate Premier on this journey and provide long-term value and growth for our stockholders.

Thanks so much. Now here’s Mike Alkire, our Chief Operating Officer.

•	Michael J. Alkire - Premier, Inc. - COO

Thank you, Susan, and thank you all for joining us on today’s call. I’m very pleased with our progress in this environment and equally excited about the opportunities for fiscal 2018.

I’d like to use my time today to dive a little deeper into the value we are delivering to our members and discuss why we believe Premier is uniquely positioned to deliver an unmatched value proposition in this environment.

I’d like to pick up where Susan left off and remind you of the priorities we are continuing to pursue in partnership with our members.

First, providers are continuing to operate under extreme pressure to manage their costs and improve their efficiencies, which we believe translates to an increased need for our technology, data analytics and advisory services to help them reduce expenses and manage margin.

Second, we’re working together to reduce drug and device costs, which are major drivers behind the cost pressures our members face. This translates to a need for more aggressive cost management, including value analysis, comparative effectiveness research and an accelerated push for more generics and biosimilars in the marketplace.

Third, we’re working with our health systems on ways to more closely align with physician groups. MACRA, bundled payments, ACOs, clinically integrated networks and all the other bipartisan value-based care initiatives are driving physicians to search for partners that can help them organize and prepare for performance measurement, risk-based payment and public reporting.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

And last, health care systems are preparing for the continued move to value-based care, which is a critical component of all the reform proposals, and it means health systems need to truly redesign and transform their entire care delivery models.

To succeed in all of this, providers need enterprise analytics to measure and improve performance. They need data to compare themselves to their peers and they need wraparound advisers to help them implement and improve. We believe Premier’s integrated and comprehensive solution sets us apart in this marketplace since traditional GPOs, consulting firms and technology companies generally lack all the pieces needed to provide a truly comprehensive solution.

Let’s look at some examples of how this plays out in day-to-day business development, starting with the academic initiative that Susan just mentioned. As we announced this morning, we are launching a new, multifaceted partnership with the University of Virginia Health System. UVA is a 600-bed academic medical center with primary and specialty care locations and is ranked as one of the nation’s top hospitals. Additionally, just last week, we announced a comprehensive partnership with University Health System, a nationally recognized teaching hospital and network of outpatient health centers in San Antonio, Texas. Both academic health systems are partnering with Premier to utilize a bundled, enterprise-wide performance improvement and Supply Chain Services offering, which includes group purchasing services as well as data and analytics from our PremierConnect performance improvement platform. UVA will also engage Premier’s industry-leading consultants to improve quality, reduce care delivery costs and drive and sustain efficiencies across its organization. These new relationships follow Wake Forest Baptist Medical Center, a nationally prominent academic institution that joined us in February, and we are pursuing a number of other opportunities with academic health systems.

We believe a significant opportunity exists to support our current and new academic health system members with our integrated capabilities and ongoing pursuit of data-driven innovation. We are establishing a collaborative across our existing and new academic members to support their transformation as they increasingly partner with community health systems and physicians. By surfacing insights based on data analytics across the collaborative, our vision is to take their patient care, research and teaching missions to the next level through predictive analytics, precision medicine and the transformation of clinical care delivery. We plan to convene the first meeting of our academic collaborative this fall.

As I noted earlier, our members’ cost, quality and safety imperatives and their need to be able to measure the real value of products and services are critical to their success moving forward. We’ve aligned our core strengths around delivering solutions that address these members’ needs, which is helping drive our active new business development pipeline. I’d like to provide a few examples of noteworthy business wins since our last call.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

In our Performance Services segment, our Advisory Services business continues to win large, complex and competitive engagements that often involve multiple Premier solutions, including those in our informatics and technology services business. For instance, we recently expanded our long-term relationship with a major regional non-profit health system in which we are partnering to optimize clinical and operational performance using Premier’s supply chain and Performance Services, including our cloud-based clinical, operational and financial analytics, surveillance solutions, data-driven collaboratives and performance improvement consulting services. Through this collaboration, the health system has saved nearly $100 million over the past three years and is now targeting another $50 million in incremental savings.

We’ve also been further engaged by a five-hospital integrated health system in the Midwest to operationally transform the organization in the areas of patient flow improvement, strategic sourcing, purchased services and pharmacy formulary, to name a few. We will surface improvement opportunities using our analytics technologies, including PremierConnect Quality to decipher clinical utilization opportunities, using our PremierConnect operations to identify workflow efficiency gaps and our service line analytics to link clinical practice opportunities with true acquisition costs. Our objective is to achieve $20 million in annual savings with an estimated 20% improvement in length of stay.

And finally, a large integrated health system on the West Coast recently expanded its partnership with Premier to optimize its pharmacy program. Working with Premier advisors, the system is seeking to maximize inventory efficiency by increasing turns and reducing inventory cost. This engagement will also leverage our service line analytics solution to identify drug utilization opportunities across the entire 19-hospital system to target $8 million in cost savings over 18 months while improving outcomes.

We completed two strategically important acquisitions in fiscal 2017, which enhanced our capabilities to serve our customers’ evolving needs, financially grow our company and provide long-term value to our shareholders. Innovatix and Essensa, the alternate site group purchasing businesses, contributed strong revenue and earnings growth in the fourth quarter. Looking forward, we are now integrating Innovatix and Essensa with our existing alternate site business, which we expect to contribute meaningfully to revenue growth and profitability in fiscal 2018.

Looking at the Acro acquisition, this specialty pharmacy’s revenue contribution in the fourth quarter exceeded our revised expectations, partly reflecting our internally-generated sales efforts to mitigate a post-acquisition drop-off in prescription drug volume dispensed by Acro to treat idiopathic pulmonary fibrosis. We are encouraged by the fourth quarter performance and expect continued growth in fiscal 2018 from this business.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

Thanks, Mike. I’ll focus my review on our fourth quarter and then discuss our financial outlook, guidance and key assumptions for fiscal 2018 in more detail.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

From a GAAP standpoint, consolidated net revenue of $403.1 million increased 34% from a year ago. Supply Chain Services net revenue rose 42% to $309.7 million. Net administrative fees revenue increased 23% to $158.5 million from the same period a year ago, driven by contributions of $23.7 million from the Innovatix and Essensa businesses and $6.4 million in comparable net administrative fees revenue. The 5% increase in net administrative fees revenue from the same period a year ago was slightly below our expectations due to, we believe, some softening in patient volumes.

The growth in comparable revenue was primarily due to further contract penetration of our existing members, and to a lesser extent, the ongoing positive impact of the conversion of newer members.

Our fourth quarter products business grew revenues 68% to $147.5 million from a year ago, driven primarily by contributions from Acro and, to a lesser extent, growth in direct sourcing. Acro accounted for $57.4 million of the increase.

While Premier’s legacy specialty pharmacy business declined year-over-year in certain drug categories, including hepatitis C, we did experience a sequential increase in fourth quarter hepatitis C revenues from the third quarter.

Direct sourcing revenue increased from a year ago, driven primarily by growth of our Premier Pro branded product line and aggregated purchasing of certain products.

Turning to Performance Services, fourth quarter revenue of $93.4 million increased 11% from the same period a year ago. The growth reflects a 26% year-over-year increase in Advisory Services revenue and a 5% revenue increase from the informatics and technology services business. As expected, Advisory Services benefited from revenue recognized in the fourth quarter that was generated by large multi-quarter engagements in the areas of cost, quality and clinical transformation. Growth in our informatics and technology services business was generated primarily by our cost management solutions, including our enterprise resource planning capability and by analytics and outcomes-based research engagements.

Looking at profitability, GAAP net income increased to $73.9 million for the quarter from $50.4 million a year ago. After a GAAP-required noncash adjustment of $333.7 million to reflect the increase in the redemption value of limited partners Class B common unit ownership, we did report a GAAP loss of $6.10 per share.

Consolidated non-GAAP adjusted EBITDA of $132.1 million for the quarter represents a 32% increase from the same period a year ago. From a segment perspective, the 18% increase in Supply Chain Services non-GAAP adjusted EBITDA reflects net administrative fees revenue growth and, to a lesser extent, growth in products revenue, which was driven primarily by contributions from the Acro business.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

In Performance Services, the 63% increase in segment non-GAAP adjusted EBITDA also primarily reflects revenue growth as well as reduced selling, general and administrative expenses related to more favorable comparisons against the prior year. These included one-time severance costs as well as more efficient management of non-billable expenses and the use of subcontractors in the current quarter.

Fourth quarter non-GAAP adjusted fully distributed net income increased 36% to $70.2 million from the same period a year ago, and non-GAAP adjusted fully distributed earnings per share totaled $0.50, an increase of 39% from a year ago.

Reviewing liquidity, net cash provided by operating activities for fiscal 2017 increased to $392.2 million from $371.5 million for the prior year. The increase primarily results from the growth in net administrative fees revenue and an increase in cash generated from the Performance Services segment.

Non-GAAP free cash flow for the fiscal fourth quarter totaled $61.5 million, compared with $42.7 million from the same period a year ago, primarily due to the factors I just mentioned. For the fiscal year, non-GAAP free cash flow increased 13% to $216.5 million from $191 million the prior year and represented 43% of non-GAAP adjusted EBITDA.

Now let’s turn our attention to our financial guidance for fiscal 2018. We are introducing fiscal 2018 full year guidance based on our historical performance and current expectations for the year. This guidance incorporates certain key assumptions related to our business and the operating environment and includes anticipated contributions from acquisitions and investments made to date. It does not contemplate any future acquisitions. It also does not contemplate any cash settlements associated with our quarterly exchange process.

In developing our guidance, we factored in the expected realization of approximately $1.47 billion in estimated revenue that is available under contract for fiscal 2018. This represents approximately 89% to 94% of our consolidated revenue guidance range and assumes the continuation of historical GPO retention and SaaS institutional renewal rates. Additionally, we believe the guidance range parameters reflect some market uncertainty stemming from the ongoing lack of regulatory clarity on health care reform. We believe this has slowed some decision-making in certain areas and may also be contributing to some softness in patient utilization rates, trends that we continue to watch closely.

So with these key assumptions in mind, our fiscal 2018 full year guidance ranges are as follows: Supply Chain Services segment revenue of $1.2 billion to $1.27 billion; Performance Services segment revenue of $364 million to $382 million. Together, these produce consolidated net revenue of $1.56 billion to $1.65 billion, representing growth of 8% to 13% over the prior year. We expect non-GAAP adjusted EBITDA to be in a range of $532 million to $557 million, reflecting a 6% to 11% increase from the prior year, and non-GAAP adjusted fully distributed earnings per share is estimated at $1.98 to $2.09, representing an increase of 5% to 10% over prior year results.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

Our fiscal 2018 guidance also is based on additional assumptions and expectations as follows: in Supply Chain Services, our revenue guidance anticipates net administrative fees revenue growth in the range of 13% to 17%, comprised of mid-single-digit growth in the company’s legacy group purchasing business, augmented by contributions from the Innovatix and Essensa businesses. Mid-range revenue growth assumes a stable patient utilization environment and is expected to be achieved through increased penetration of existing members’ supply spend and the addition in contract conversion ramp-up of new GPO members consistent with historical trends.

Our Supply Chain Services revenue guidance also anticipates year-over-year growth in our products business of 9% to 13%. Mid-range growth assumes continued steady member use of our direct sourcing and specialty pharmacy offerings, continued growth of our Acro business and ongoing select implementations of our aggregated purchasing programs in direct sourcing.

In the Performance Services segment, mid-range guidance assumes current growth rates of our SaaS-based subscriptions, Advisory Services engagements and performance improvement collaboratives, supported by the continuation of our historically high SaaS institutional renewal rates.

Our guidance also anticipates that non-GAAP free cash flow will approximate 40% or more of non-GAAP adjusted EBITDA for the full fiscal year.

Along with these annual guidance considerations, I would also like to highlight a few timing-related items specific to fiscal 2018 that will impact the quarterly cadence of our financial performance.

In Supply Chain Services, our fiscal first quarter products revenue will reflect a partial incremental impact from the Acro business as this acquisition closed during August 2016. This will positively impact first quarter net revenue growth.

Additionally, first and second quarter net administrative fees revenue will benefit from the full incremental impact of the Innovatix and Essensa businesses while the third quarter will benefit from a partial incremental impact.

While this acquisition closed in the final month of the second quarter of the last fiscal year, I would remind you that we were unable to recognize any related revenue during the second quarter and only a portion of the revenue during the third quarter due to GAAP purchase accounting rules as cash collected post-acquisition that related to member purchases that occurred prior to the acquisition date were not recognized as revenue. As a result, we were unable to recognize as revenue Innovatix and Essensa cash contributions totaling $17.4 million in fiscal 2017, primarily made up of $5.6 million in our second quarter and $11.6 million in our third quarter. The impact was negligible in the fourth quarter, so we expect revenue contributions from this acquisition will normalize to a comparable year-over-year run rate in the fiscal 2018 fourth quarter.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

Please also note that the cash generated by Innovatix and Essensa that could not be recognized as revenue was added back to non-GAAP adjusted EBITDA, adjusted fully distributed net income and adjusted fully distributed earnings per share. As a result, the incremental impact in fiscal 2018 will only fully show up in the first quarter.

Looking at the cadence of revenue flow for the year, we currently expect to generate approximately 49% of consolidated net revenue in the first half of the year, with the largest year-over-year percentage increases occurring in the first quarter due to the incremental acquisition revenue. We currently expect Supply Chain Services revenue growth to be evenly split between the first and second half of the year, and we expect Performance Services to generate approximately 46% of its revenue in the first half of the fiscal year, with quarterly year-over-year revenue growth strongest in the first and third quarters. This is due in the first quarter to continued strength in our Advisory Services business and lower year-ago comparisons, and in the third quarter, to the annual ambulatory regulatory reporting that occurs in that period.

Finally, our guidance contemplates capital expenditures, primarily capitalized software and associated hardware, of approximately $85 million to $90 million for the year, representing 5% to 6% of total net revenue, and a consolidated adjusted EBITDA margin in the range of 33% to 34% of net revenue.

Our adjusted fully distributed net income calculation continues to reflect an effective tax rate of 39%.

Now I would like to provide a brief update on our quarterly exchange process. As a result of our ongoing exchange process and following our most recent exchange, our company is currently owned approximately 38% by the public and 62% by our member health systems. Each year, on October 31 through the year 2020, one-seventh of our member owner health systems’ partnership equity becomes eligible to exchange with quarterly exchanges occurring throughout the year. We have the ability to settle any exchange shares for Class A common stock, cash or a combination, as determined by our independent audit and compliance committee, and we will continue to evaluate the settlement method based on our determination of the best use of our available capital at that time.

For the July 31 exchange that recently occurred, approximately 1.2 million Class B units were exchanged into Class A common stock. The upcoming October 31 exchange process is now underway. The notice to exchange period ended with 44 member owner health systems providing an indication to exchange approximately 3.9 million shares. This amount represents the maximum number of shares that can be exchanged on October 31. However, as part of the process, the indicated shares can still be retracted or purchased by other member owner health systems through the right of first refusal process prior to the exchange at the end of October.

Before turning the call back over to Susan, I’d like to take just a moment to discuss the 8-K that we issued last Wednesday evening. As you may have seen, the 8-K described an adjustment to reduce deferred income tax expense related to our acquisition of Innovatix and Essensa.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

As we noted in the Form 8-K, we are restating our fiscal 2017 second and third quarter financial statements to correct the accounting for this noncash income tax item. These adjustments did not relate to our operating performance or impact the key performance metrics that we use for financial guidance.

We do expect to file amended 10-Qs for the 2017 fiscal second and third quarters shortly, followed by our Form 10-K for fiscal 2017 in the next couple of days.

Aside from the financial impacts discussed in the 8-K, we do not expect any changes or impacts to our financial statements or other disclosures included in these amended filings.

With that, let me turn the call back over to Susan.

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

Thanks, Mike and Craig. Before opening the call to questions, let me reiterate that we believe Premier is uniquely well positioned as our nation continues its health care transformation journey. Health care spending continues to approach 20% of GDP, making it one of the nation’s most formidable challenges. Successful transformation will likely span several different political administrations. It also requires consistent vision, continuous commitment, innovative thinking, active participation, and dedicated and capable leadership. These are traits that we believe must be cultivated and maintained by individuals and organizations dedicated to the long-term solution.

Our consistent vision is to leverage the collaborative power of the Premier alliance to lead the transformation to high-quality, cost-effective health care. We work from inside our health care systems, while at the same time leveraging our technology, our data and our expertise to educate and inform the regulators and elected officials.

We plan to continue to stay out in front on this transformation journey, developing end-to-end enterprise solutions and working with our members to improve the health of our collective communities over the coming years. We believe that this approach will foster long-lasting value for our stockholders.

With that, Operator, we’re ready to open the line for questions.

QUESTION AND ANSWERS

•	Operator - -

A. (Operator Instructions) And our first question will come from the line of Jamie Stockton with Wells Fargo.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

•	James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

Q. I guess, maybe to start, we’ve had the announcement from CMS on the bundled payments. It’s generated a lot of interest. I’m sure you guys have talked a lot about it internally and talked to some of your health systems about kind of their initial feel. I guess, my question is, is that just the government tweaking a broader move that’s still heavily toward value-based care? Is that how your health systems are seeing it? Just any color you’ve got on how people are reacting, that would be great.

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. Yes, that is our sense. We actually — they were signaling a movement from mandatory to voluntary bundled payment programs. Most of the folks that participate with us in bundled payment actually have been participating long before even the mandatory program. So we do think that they see bundled payment programs going forward as a part of this shift to value-based care, but they have more of a voluntary mind-set and a mind-set that is physician and health system-centric for managing the bundles. So it’s a small piece of our business today, but we think health systems will continue to try to figure out how to improve clinical outcomes and how to keep a portion of the savings associated with bundles that will roll forward. We just think they’ll be voluntary, not mandatory.

•	James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

Q. Okay, that’s great. And then maybe just one other one because I’m sure that it will come up. DIR fees with the specialty pharmacy business didn’t really seem to be an issue in fiscal ‘17. If you could touch on — I mean, if I just kind of look at your guidance, it doesn’t seem like there’s a lot of noise from it in the topline, necessarily. But if you could touch on whether or not there’s any anticipation of that being an issue in fiscal ‘18, that’d be great.

•	Michael J. Alkire - Premier, Inc. - COO

A. Jamie, this is Mike Alkire. So as you said, specialty is a small part of Premier’s consolidated adjusted EBITDA, so the impact of these fees for Premier is not material. Having said that, we think if other PBMs adopt this, the measures will be metric-driven in areas like, as you know, medication adherence and wraparound services for these chronic patients. And we think we do a really, really good job and are well positioned in these areas. And so we’re focused on ensuring that our specialty pharmacy business has, obviously, high adherence, performance and quality of services rendered, which is what we believe differentiates our specialty pharmacy program in the marketplace.

PREMIER, INC.

Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Operator - -

A. And our next question will come from the line of Lisa Gill with JPMorgan.

•	Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

Q. First, I just wanted to start with your contract renewals. You talked about being at 60% at this point and things largely being in line. But I’m just — as we think about your comments around bundled-based payments and the shift towards value-based care, is there anything that’s changing in the way that hospitals are looking to contract with you going forward?

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. We, Lisa, continue to see the shift to enterprise relationships. So we described UVA and UHS and other ones, and even with our existing members, the conversations, as a part of even this renewal strategic discussion, they center around enterprise agreements, analytics, GPO, wraparound implementation services. And so we’ve been saying for a long time that we think health systems need integrated data and integrated solutions. We think the pressure on their financial statements and the changing market environment is just causing that need for integrated data analytics and services to increase. So we continue to move towards bundled enterprise-wide relationships both with existing and new.

•	Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

Q. And if I remember at your Analyst Day I think that you laid out the different programs that hospitals are buying from you today and the incremental opportunity. Again, just as we think about going through this renewal period, are you seeing more sell-through of that? And obviously, that would impact the next fiscal year, not so much fiscal ‘18. But just as we think about this going forward as you’re having those discussions, what are some of the things for us to be thinking about holistically for Premier?

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. Yes. So at Investor Day, we did give an example of how we’re talking about this with our member owners, and we’ve done that same sort of analysis with every one of our member owners. So we are talking about: how are they performing in supply chain, how are they performing in total cost, how are they performing in quality and safety and population health. And so, in some places, that leads to additional opportunities, and we’re building the renewal process.

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Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

Q. Okay, great. And then if I could just — Mike, you had talked about reducing drug costs on the device and drug side. The changes to 340B, does that have any impact on any of the hospitals that you’re working with and some of the programs that they have in place?

•	Michael J. Alkire - Premier, Inc. - COO

A. Yes. So just very quickly, and you know that with the whole 340B program, they’re proposals, first of all, that are advanced by the Center for Medicare and Medicaid. And if they do actually happen, they will have a negative financial impact on our hospitals. So the 340B proposal would potentially reduce the savings from the 340B program, which provides steep discounts, obviously, for outpatient drugs to those health care systems that are serving those underserved populations by 28.5%. So obviously, if that proposal goes through, our health care systems are going to have to figure out ways to recoup those losses. So this is something that we take very serious, and we’re putting mitigation plans in place for the health care systems as we speak.

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. It’s really an impact to them, Lisa. We don’t — it doesn’t affect us or our revenue streams, except to the extent that they need us more to help them with their pharmacy programs, which will look less profitable now than they would if this proposal didn’t go through. So we think it’s actually an opportunity potentially for our specialty pharmacy and other programs as they deal with this potential reduction in reimbursement.

•	Operator - -

A. And our next question will now come from the line of Ryan Daniels with William Blair.

•	Ryan Scott Daniels - William Blair & Company L.L.C., Research Division - Partner and Healthcare Analyst

Q. A bit of a follow-up on the prior caller’s questions. I’m curious for Premier if there’s any specific products, especially on the informatics side, that are seeing kind of an impact on new sales or renewals, given some of the reform uncertainty or just broader uncertainty about the new administration on a go-forward basis.

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. Yes, our sense, Ryan, is that the need for service line analytics, the need for more efficient ERP and analytics across supply chain, acute and non-acute, the need for quality and Clinician Performance Management as they face increasing incentives or penalties, both on the ambulatory space and the acute care space — so our sense is that the integrated analytics, which brings all the data points together to really help them manage total cost and total quality are opportunities. Because there are still multiple payment models: ACOs, voluntary bundles, MACRA alternative payment models, still have readmission penalties, still have harm penalties. And so we see those analytics in an integrated way being important going forward.

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Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Ryan Scott Daniels - William Blair & Company L.L.C., Research Division - Partner and Healthcare Analyst

Q. Okay, that’s very helpful. And then as a follow-up, a little bit of a different topic. But you’ve discussed over the last year or so the opportunity to gain market share. Clearly, you’ve been doing that now on the academic medical centers. I’m curious if you could just go back and give us a little bit of a view of what your hit rate has been versus expectations and maybe, as we cycle through the second half of this potential for share gains, what the pipeline looks like and how well you feel positioned.

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. The activity has been high in terms of RFP processes. It’s a very competitive market, as you know, and we’re going to make good business decisions throughout this. We do think this academic collaborative has gotten some of a critical mass of folks who want to join with our existing academics, and we historically had not had as many academics as we would have liked to have. So we have been focused in that area, and we think that, that will continue to have some momentum in terms of bringing existing and new academics together. We also have RFPs for others out there in the marketplace, and I think it really is taking this bundled, enterprise-wide approach and capabilities to the marketplace.

•	Operator - -

A. Our next question will come from the line of Nicholas Jansen with Raymond James.

•	Nicholas Michael Jansen - Raymond James & Associates, Inc., Research Division - Analyst

Q. Maybe one for you Craig in terms of just the fiscal ‘18 adjusted EBITDA growth outlook relative to what was discussed at the Analyst Day. It looks reasonably similar. But just wanted to kind of get your thoughts on how things have trended over the last three months. I think utilization data has gotten a little bit worse. There’s been more noise on ACA. So maybe just talk about some of the levers that you kind of looked at when you established this range, both from a top line, and perhaps, maybe a cost-cutting line as we think about EBITDA growth for fiscal ‘18.

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. Sure, Nick. Thanks for the question. And actually, I’ll say you hit the nail on the head there. So as we have continued to move through the fourth quarter and watched and monitored utilization trends and some of the uncertainty, it did cause us to want to be just a little conservative on the lower end of our guidance range in the event. And as I’ve mentioned in my

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Fiscal 2017 Fourth Quarter Conference Call Transcript

prepared remarks, we’re continuing to monitor utilization trends. They did soften a bit in the fourth quarter, but do appear to be stable. And so, as I said, mid-range growth is assuming those kind of stable rates continue. But to the extent that there was any continued or accelerating softness and impact from uncertainty, we wanted the lower end of the range to reflect that.

•	Nicholas Michael Jansen - Raymond James & Associates, Inc., Research Division - Analyst

Q. Okay, that’s helpful. And then as we think about kind of your capital deployment strategy, obviously, with your current valuation relative to private market transactions, there’s certainly going to be a disconnect there. So how do we think about your guys’ level of confidence in the business heading into this upcoming quarterly exchange? How do you guys think about perhaps using the share repurchase lever in the short term given this uncertainty in the marketplace? Just your thoughts on kind of navigating a disconnect between your current valuation versus, perhaps, much more expensive private market acquisition activity.

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. Sure, Nick. It’s a great question. So relative to capital deployment, first thing I’ll say is we do continue to have a very active pipeline of looking at opportunities, clearly, to your point that the pricing needs to make sense as we look at where we would pull the lever on expanding the business from that standpoint. Given that, as I mentioned, we do have the ability to utilize cash to settle quarterly exchanges if and when it makes sense. We will evaluate that on a quarterly basis. It is a function of a couple of dynamics, one being where our stock is trading vis-à-vis the market and do we believe that we’re undervalued. Two, we do continue to assess and evaluate the liquidity and float dynamic with our stock to make sure that there is sufficient trading volume occurring, and so at times, do have some shares exchanged in Class A shares, as you’ve seen us do, to improve the liquidity and float there. So as we move through October, I talked about the 3.9 million shares, again, that’s the high watermark. It could come down depending on what some of the member owners do, and we will have internal conversations and conversations with our audit and compliance committee about what is the right and appropriate way to settle those shares in October.

•	Operator - -

A. And our next question will come from the line of Eric Coldwell with Robert W. Baird.

•	Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Q. Most of mine have been covered, but I do have just a technical follow-up maybe on Nick’s question, if I remember correctly. Looking at EPS growth, it is several points below revenue and EBITDA growth, and I’m seeing that the tax rate and the share count are actually held flat year-over-year. And your cash flow’s been pretty good. I think you even paid off some debt here. So

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Fiscal 2017 Fourth Quarter Conference Call Transcript

I’m curious how it is that EPS growth starts below, say, EBITDA or revenue growth when apparently, most of the bottom line factors are similar on a year-over-year basis. I’m thinking I must be missing something on equity in unconsolidated affiliates or other income or some nuance there, but I’m hoping you can get me in line on that one.

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. Yes, thanks, Eric. So with respect to, again, the revenue growth rate is 8% to 13%. Adjusted EBITDA is reflecting growth of 6% to 11%. That is a function of business mix as we’ve continually had every year in terms of as a public company, given the diversification and higher-paced growth of some of our lower-margin businesses versus the very high-margin GPO. And then when you look at the EPS growth, it is at 5% to 10%. So it’s just slightly below EBITDA growth. That is really a function of depreciation expense being the biggest driver between the EBITDA and the EPS growth. There shouldn’t be anything else, fundamentally, that’s causing that. Again, our expectation throughout the year will be, to the extent that we do utilize, as an example, cash to settle quarterly exchanges, that would help us. There’s not a lot of opportunity, given our debt profile, to get a lot of operating leverage out of the model, as you’re aware. We only have $220 million outstanding on our credit facility at this point in time. So that can help nominally, but not significantly in terms of moving the needle on the EPS growth.

•	Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Q. And I know you’ve historically talked about your free cash flow conversion, and I thought it was a pretty decent year this year relative to past expectations. The outlook for ‘18, could you remind us what that is given the CapEx stepping up here a bit and some of the other dynamics you’ve talked about?

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. Sure. So as I mentioned in the prepared remarks, we will continue to expect to have 40% or more of adjusted EBITDA converting into free cash flow. So we did 43% in fiscal 2017. We expect to do 40% or higher in fiscal 2018.

•	Operator - -

A. Our next question will come from the line of Mohan Naidu with Oppenheimer.

•	Mohan A. Naidu - Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

Q. Maybe one for Craig. Craig, when we look at the guidance and the remark around the revenues under contract, it looks like you guys have very high visibility this year compared to last year, nearly 300, 350 basis points at the midpoint. Can you walk us through why so much more, I guess, conservatism here? Or is this — are you thinking about new business not adding as much going into ‘18, or to your earlier points about utilization kind of tempering and being more cautious around here?

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Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. Sure, it’s a great question, Mohan. The biggest difference I would indicate between last year and this year, I believe, last year, we were at 84% to 90%, if I remember the range correctly. We do have higher visibility with our — at the beginning of the year, with the Advisory Services business than we had entering into last fiscal year. We’ve talked at length about some of these longer-term engagements. They benefited us in the fourth quarter and will continue to benefit us in the early stages of fiscal 2018. So that actually gives us a little bit higher visibility in that part of the business than we had last year at the beginning. The rest of the business, I would say, is pretty comparable in terms of the visibility and revenue available under contract that we typically have heading into any fiscal year.

•	Operator - -

A. Our next question will come from the line of Sean Dodge with Jefferies.

•	Sean Wilfred Dodge – Jefferies LLC, Research Division – Equity Analyst

Q. Maybe going back to the GPO renewals and squaring the shift toward more enterprise or bundled agreements, Susan, that you talked about. With the comment that the economics are not changing post renewal, it sounds like the size of the relationship, if we measure it by number of solutions used, is increasing, but the revenue or EBIT contribution from the clients being renewed is staying pretty flat. Am I thinking about that right? Or is there a different meaning behind the economics staying flat?

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. Yes, the economics staying flat related primarily to the similar economics on the GPO relationship. We view any additional consulting or technology sales as incremental over and above that. So they would not have been included in our similar economics remark.

•	Sean Wilfred Dodge - Jefferies LLC, Research Division - Equity Analyst

Q. Got it. Okay, so GPO remains the same and then the incremental sales are additive to that?

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. That’s right.

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Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Sean Wilfred Dodge - Jefferies LLC, Research Division - Equity Analyst

Q. Okay. And then, Craig, you mentioned the uncertain regulatory environment is causing some slowdown in the decision-making you’re seeing. And you’ve built some additional cushion into your guidance to account for this. What are or where are the areas or client types or products that you’re seeing the regulatory uncertainty have the most — maybe the most acute impact in delaying decisions?

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. Sure, I’ll start and then Susan or Mike could add any color. But I think it’s — I think two things. The uncertainty has potentially caused a little bit of softening on the supply chain with utilization, which I talked about. So that could impact the GPO part of the business, made us come in a couple of million dollars below our expectations for Q4. So that’s one area we’re continuing to monitor, although it does appear to be stabilizing at this point. On the Performance Services side of the business, I think consistent with commentary that we’ve provided over the past 12, 18, 24 months relative to this, I think some of it is a shift of where demand’s occurring. So we see a slowing in some of the population health advisory services engagements and more of a shift to cost management. Because clearly, with some of this uncertainty, what’s apparent to institutions is the need to actually further and more aggressively reduce cost. So that would be the primary area. And then I think within the technology part of the business, we traditionally haven’t had a real significant footprint in population health tools. We historically had some reseller relationships. And I think that’s the area where we’ve seen some slowdown, not so much in our core existing quality and safety and cost management capabilities. And again, from a shift standpoint where we’ve seen uptake in improvement has been in the cost management solutions part of the suite, which I talked about earlier.

•	Operator - -

A. Our next question will come from the line of Steven Valiquette with Bank of America Merrill Lynch.

•	Steven J. James Valiquette - BofA Merrill Lynch, Research Division - MD

Q. So a couple of things, I guess, first, just with the net admin fees and the core GPO business growing 5% organically. It still seems like a pretty good number in the current environment. From what I recall, I think 5% was similar to the organic growth back in the fiscal third quarter as well and then you’re guiding for mid-single-digits for fiscal ‘18. So all the trends seem pretty consistent there. And I heard you call out a little bit of softness in the hospital patient volume in fiscal 4Q maybe having some impact, but I guess, that impact must have been just fairly miniscule in the grand scheme of things, just given those trends. So I’m just curious, is that a fairly accurately way to describe it as far as that impact from the volume?

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Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. It’s a great question, Steve. I would — I do think you’re on in terms of the assessment that you have. So all I articulated is that our fiscal fourth quarter performance came in a little bit lighter than we were anticipating. And as we’ve looked at that, we do think that some softening in patient utilization impacted the growth. We had thought we might have another point or two of admin fee growth in the fourth quarter, and that didn’t materialize. But overall, stable. We said all year mid-single-digit growth. That’s what we’re guiding to in 2018 and what the assumptions are based on.

•	Steven J. James Valiquette - BofA Merrill Lynch, Research Division - MD

Q. Okay, great. One other quick one. Obviously, it’s great for all of us to hear about the progress on the GPO contract renegotiations, and the percents that you’re giving us, 25% and now, 60%. I guess the question is, are you prepared now to give us updates on this every quarter now going forward for the next year or so? And is there sort of a target number we should think about like, hey, if you get to 80% plus of all of your customers where you could renew for similar economics, is that a home run? Or are you expecting higher? Just I don’t know if you can give any more color around expectations around that, but I was just curious if you’re able to offer any more color about what that might look like 12 more months from now.

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. Yes. So as we said on the call, the auto-renew date is October 1, 2017. The actual full contract renewal has a 12-month period. That gets us to October 2018. And we think we’ll have the vast majority of our member owners renew at similar economics. So we will give you updates and keep you posted on how it’s going. We would think something higher than 80% for us to think that, that was a big win. So we’re expecting the vast majority to renew.

•	Operator - -

A. Our next question will come from the line of Sean Wieland with Piper Jaffray.

•	Sean William Wieland - Piper Jaffray Companies, Research Division - MD and Senior Research Analyst

Q. I think Steve just asked my two clarifying questions, so I think I’m all good. Thank you very much.

•	Operator - -

A. Our next question will come from the line of Richard Close with Canaccord Genuity.

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Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Richard Collamer Close - Canaccord Genuity Limited, Research Division - MD and Senior Analyst

Q. A lot of my questions have been asked and answered, so I appreciate that. But you talked a little bit about the pipeline. You’re talking about a continued shift in value. Just curious, in terms of the uncertainty, have you seen any material changes in the pipeline? Maybe, I guess, additional details whether it’s skewed, maybe to existing customers versus new customers, how has that changed over the last year?

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. We see the pressure all the way around on health systems. So existing customers need more savings. They need more improvement, and so we’re having opportunities for additional engagements there. And in new customers, they have the same cost pressures, and the needs that they have going forward lend themselves to these enterprise-wide relationships. So it really is meeting them where they are and customizing it to what they need. I think the beauty of the diversification of our model is that if there’s a shift to all kinds of cost management stuff that Mike talked about, including technology and consulting engagements, we have an ability to flexibly shift there. And then as it comes back to additional MACRA or ACO programs, we have an ability to shift there. So part of the beauty of this diversification is we can shift with where the market goes.

•	Michael J. Alkire - Premier, Inc. - COO

A. Hey, and this is Mike Alkire. So there is four areas that I think we’re seeing the building pipeline. First is total cost management, so all of our technologies and services that support that. Second is clinical transformation, so health care systems are looking at ways to standardize care across the entire system. So in order to do that, there’s Advisory Services as well as our clinical data and technology. And then the other two areas are in the physician management arena. So first is, really, as health care systems are looking to partner with physicians, how do they optimize those relationships and help those physicians become as productive as possible, and then also to help those physician groups with quality reporting, quality improvement.

•	Richard Collamer Close - Canaccord Genuity Limited, Research Division - MD and Senior Analyst

Q. And would you say it’s up or down versus last year?

•	Michael J. Alkire - Premier, Inc. - COO

A. The large-scale transformation projects pipeline is -- we feel it’s stronger than it was the year before.

•	Operator - -

A. Our next question will come from the line of Erin Wright with Crédit Suisse.

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Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Erin Elizabeth Wilson Wright - Crédit Suisse AG, Research Division - Director & Senior Equity Research Analyst

Q. It seems like some of the discrete kind of specialty pharmacy issues that were kind of a drag on your business, that you’re seemingly lapping some of those. Can you speak to sort of the quarterly progression and how you feel maybe more — less comfortable on the visibly or trajectory of the business within specialty?

•	Michael J. Alkire - Premier, Inc. - COO

A. Yes, sure. This is Mike Alkire again. So as we’ve mentioned in the past, we’ve really had some real focus, specifically as it relates to our Acro acquisition. So our first focus really was to stabilize and grow the IPF market. Second was really to build out our direct sales business in Florida and in the Pennsylvania market, really leverage our channel to drive the products that came with Acro into the current member channel, and then capitalize on those pharmaceutical or those pharmaceutical company relationships that Acro had and leverage those for additional products for our specialty pharmacy offering.

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. And this is Craig. The last piece I would just add, which again, I talked about in my prepared remarks, but as we have been talking about in the legacy part of our business, declining hepatitis C revenues, which is an industry phenomenon and that has, we believe, somewhat stabilized with sequential growth from third to fourth quarter. So we think that that will be more stable as we move forward.

•	Operator - -

A. Our next question will come from the line of Sandy Draper with SunTrust.

•	Alexander Yearley Draper - SunTrust Robinson Humphrey, Inc., Research Division - MD

Q. Most of my questions were asked. Maybe just a quick one maybe for Mike or Craig on the Advisory Services. I guess, first, can you just remind us sort of as approximate percentage of Performance Services, the -- or split between the technology business versus Advisory Services. And when I think about the Advisory Services, you’re talking about long-term contracts. What is the typical length? And I’m just trying to think, obviously, you got a bump in the fourth quarter. You’ve got some good visibility next year. At some point, does that become eventually a really tough comp and a drag, at some point, if it doesn’t come back? I’m just trying to think about how that impacts the growth in that overall -- the Performance Services business longer term.

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Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. Sure, thanks, Sandy. I’ll kick it off, and then Mike can add any color or clarify anything that I comment on. So generally speaking, what I would tell you is Advisory Services continues to traditionally be somewhere in the range of 35% to 40% of our total performance services segment. So that’s kind of the portion that that part of the business represents. In terms of the size or the duration of engagements, as I think you would expect, they run the gamut. So we have very short-term kind of episodic engagements that we do, and then some of the multi-quarter, longer-term engagements that we’ve talked about can be 12, 18, 24 month-type engagements to provide services. And in certain cases, as I’ve talked about in the past, those may have performance-based criteria, where we’re receiving revenue or recognizing revenue at such time that the savings or the imperative is achieved with the health system, and so there can be some delays in revenue recognition. But I would say that, overall, I think we have a strong pipeline and things continue to progress well in terms of the -- how the Advisory Services part of our business is performing.

•	Operator - -

A. Our next question will come from the line of Donald Hooker with KeyBanc.

•	Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Q. Hey, Craig, a quick question on the academic collaboratives. How fast is that going to ramp in terms of membership? I mean, how many academics do you expect to be part of that collaborative?

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. Well, so we don’t know a final number. We have — in that collaborative is going to include, Don, both existing and new academics. So we have 35 or 40 existing academics. We’ve announced the three additional academics, and we continue to have academics in the pipeline. So we want it to be a critical mass of academics that we can then take our enterprise offerings, including things like precision medicine and predictive analytics going forward.

•	Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Q. Okay. Then one last one maybe for Craig. I think at the Investor Day, I thought you had mentioned an appetite for a higher debt ratio potentially. And I’m just curious, is there something you’re waiting for to get -- I think you talked -- for some reason I thought you’d said something like 2 or 3x debt ratio. I mean, obviously, you guys have a fantastic balance sheet now, which suggests some leveraging up. What is sort of holding that back? Are you waiting for something? Can you talk about the balance sheet?

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Fiscal 2017 Fourth Quarter Conference Call Transcript

•	Craig S. McKasson - Premier, Inc. - CFO & Senior VP

A. Sure. Thanks, Don. So I think, consistent with how we’ve articulated at Investor Day and even prior to that, with the cash flow generation that we have as an enterprise, we certainly have an ability to lever up. We would be very comfortable operating at up to a 3x EBITDA leverage ratio, but we’re not chasing to go get that. We want to make sure that we find very strategic assets that deliver the necessary returns. And so as I mentioned earlier, we have an active pipeline. We continue to look at assets, but they need to make sense in terms of closing gaps and -- or enhancing our capability set, and obviously, providing the strategic financial and execution alignment that we look to operate under pursuant to our capital plan. And then lastly, again, we did this past year, but we’ll continue, as I mentioned, to evaluate whether we would utilize any of our capital, including potentially, debt, to settle any of the quarterly share exchanges. So we have a disciplined approach and mind-set in terms of how and when we would eventually get to a higher leverage ratio, but we certainly have the capability and the capacity to do so.

•	Operator - -

A. Our next question will come from the line of Michael Cherny with UBS.

•	Michael Aaron Cherny - UBS Investment Bank, Research Division - Executive Director and Healthcare Technology and Distribution Analyst

Q. I’ll keep this quick. I know a lot of them have been answered already. You talked a little bit about the conservatism in terms of getting you to the low end of guidance and what you thought about relative to utilization. What are the drivers that get you to the high end of guidance, particularly on revenue?

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. Yes. So we feel good, obviously, about fiscal 2017 and are excited about 2018. And what gets us to the high end is that we get maybe some more clarity, and utilization does continue to be stable, and we continue to recruit additional members to the GPO and have the additional growth that we’re expecting in Advisory Services. So we’re optimistic about 2018. We think we’ve got the right set of services and a diversified portfolio, but it’s really just speeding up of the buying patterns.

•	Operator - -

A. Ladies and gentlemen, this concludes our question-and-answer session for today. So it’s my pleasure to hand the conference back over to Ms. Susan DeVore, Chief Executive Officer, for some closing comments or remarks.

•	Susan D. DeVore - Premier, Inc. - President, CEO & Director

A. So thanks, everyone, for spending time with us today, and we look forward to speaking with you again on or before our fiscal first quarter conference call in November.

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Fiscal 2017 Fourth Quarter Conference Call Transcript

Operator, you may now close the call.

•	Operator - -

A. Ladies and gentlemen, thank you for your participation on today’s conference. This does conclude the program, and you may all disconnect. Everybody, have a wonderful day.